***FOR IMMEDIATE RELEASE***

Saia, Inc. Reports First Quarter 2012 Results

Earnings per share were $0.34 on an 11% increase in revenue

JOHNS CREEK, GA – April 27, 2012 – Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier, today reported improved first quarter 2012 results on stronger revenue, improving pricing and solid cost execution.

First Quarter 2012 Compared to First Quarter 2011 Results

•	Revenues were $269 million, an increase of 11 percent from the prior year period

•	Operating income increased to $11.0 million from $4.1 million in the prior year period

•	Earnings per share were $0.34 compared to $0.04 in the prior year period

•	Operating ratio was 95.9 compared to 98.3 in the prior year period

•	LTL tonnage increased by 2.6 percent as LTL shipments per workday were down slightly with a 3.3 percent increase in LTL weight per shipment

•	LTL yield was up 7.9 percent due to the impact of favorable pricing actions and higher fuel surcharges

“Saia’s excellent service quality and continued progress with yield in an improving environment provided the foundation of our margin improvement in the quarter. This higher yield combined with continued cost optimization initiatives throughout our network were the primary drivers of the 240 basis point improvement in our operating ratio. Meaningful margin improvement was achieved in the quarter in spite of some expected higher wage and benefit costs necessary to support our workforce and customer requirements. On the other hand, we benefited from the mild winter weather this year. I am pleased with our progress on many fronts that contributed to materially improved margins for the quarter,” said Rick O’Dell, President and Chief Executive Officer.

“Saia’s service was 98 percent on-time and we saw improvements in essentially every quality metric we measure. I believe that our fundamental execution on quality, yield management and efficiency initiatives has never been better and the stage is set for further progress. Saia’s balance sheet is strong and we are making major investments in technology and equipment that are also contributing to the enhancement of our company image while building on our operational efficiencies. I believe that Saia’s targeted marketing, strong service offering, focused pricing discipline and consistent cost execution provide a solid foundation for long-term profitable growth and increased shareholder and customer value,” O’Dell said.

Financial Position and Capital Expenditures

Total debt was $86.5 million at March 31, 2012 resulting in net debt to total capital of 27.7 percent. This compares to total debt of $90.0 million and net debt to total capital of 24.6 percent at March 31, 2011.

Saia, Inc. First-Quarter 2012 Earnings

Net capital expenditures for the first three months of 2012 were $39 million. This compares to $6 million of capital expenditures over the same period in 2011. The Company is planning net capital expenditures in 2012 of approximately $80 million. This expenditure level reflects replacement tractors and trailers and the Company’s continued investment in technology.

Conference Call

Management will hold a conference call to discuss first-quarter results today at 10:30 a.m. Eastern Time. To participate in the call, please dial 1-800-548-7911 or 719-325-4907 referencing conference ID #4755613. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saia.com. A replay of the call will be offered two hours after the completion of the call. The replay will be available by dialing 1-888-203-1112 or 719-457-0820.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 148 terminals, the carrier employs 8,000 people. For more information, please visit the Investor Relations section of the website at www.saia.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their

Saia, Inc. First-Quarter 2012 Earnings

internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

# # #

CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer
RMcKenzie@Saia.com
678.542.3910

Saia, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$60	$1,317
Accounts receivable, net	120,743	107,436
Prepaid expenses and other	29,215	34,063

Total current assets	150,018	142,816

PROPERTY AND EQUIPMENT:
Cost	700,132	669,345
Less: accumulated depreciation	342,987	344,890

Net property and equipment	357,145	324,455

OTHER ASSETS	7,761	7,615

Total assets	$514,924	$474,886

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$54,307	$39,783
Wages and employees’ benefits	25,512	21,185
Other current liabilities	41,834	41,237
Current portion of long-term debt	22,143	22,143

Total current liabilities	143,796	124,348

OTHER LIABILITIES:
Long-term debt, less current portion	64,309	50,714
Deferred income taxes	51,289	51,289
Claims, insurance and other	29,954	29,234

Total other liabilities	145,552	131,237

STOCKHOLDERS’ EQUITY:
Common stock	16	16
Additional paid-in capital	204,555	203,793
Deferred compensation trust	(2,221)	(2,199)
Retained earnings	23,226	17,691

Total stockholders’ equity	225,576	219,301

Total liabilities and stockholders’ equity	$514,924	$474,886

Saia, Inc. and Subsidiary

Consolidated Statements of Operations

For the Quarters Ended March 31, 2012 and 2011

(Amounts in thousands, except per share data)

(Unaudited)

	First Quarter
	2012	2011
OPERATING REVENUE	$268,690	$243,018

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	131,700	122,740
Purchased transportation	19,309	21,066
Fuel, operating expenses and supplies	79,397	69,941
Operating taxes and licenses	9,866	9,357
Claims and insurance	6,174	7,252
Depreciation and amortization	11,415	8,573
Operating gains loss, net	(219)	(1)

Total operating expenses	257,642	238,928

OPERATING INCOME	11,048	4,090

NONOPERATING EXPENSES:
Interest expense	1,964	2,998
Other, net	(95)	(91)

Nonoperating expenses, net	1,869	2,907

INCOME BEFORE INCOME TAXES	9,179	1,183
Income tax expense	3,644	470

NET INCOME	$5,535	$713

Average common shares outstanding—basic	15,833	15,768

Average common shares outstanding—diluted	16,358	16,119

Basic earnings per share	$0.35	$0.05

Diluted earnings per share	$0.34	$0.04

Saia, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

For the Quarters Ended March 31, 2012 and 2011

(Amounts in thousands)

(Unaudited)

	First Quarter
	2012	2011
OPERATING ACTIVITIES:
Net cash provided by operating activities	$24,049	$(999)

Net cash provided by (used in) operating activities	24,049	(999)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(40,595)	(6,106)
Proceeds from disposal of property and equipment	1,358	61

Net cash used in investing activities	(39,237)	(6,045)

FINANCING ACTIVITIES:
Borrowings of revolving credit agreement, net	13,595	—
Proceeds from stock option exercises	336	—

Net cash provided by financing activities	13,931	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,257)	(7,044)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,317	29,045

CASH AND CASH EQUIVALENTS, END OF PERIOD	$60	$22,001

Saia, Inc. and Subsidiary

Financial Information

For the Quarters Ended March 31, 2012 and 2011

(Amounts in thousands)

(Unaudited)

					First Quarter
		First Quarter		% Change	Amount/Workday		% Change
		2012	2011		2012	2011
Workdays					64	64

Operating ratio		95.9%	98.3%

F/S Revenue	LTL	248,840	225,043	10.6	3,888.1	3,516.3	10.6
	TL	19,850	17,975	10.4	310.2	280.9	10.4
	Total	268,690	243,018	10.6	4,198.3	3,797.2	10.6

Revenue excluding	LTL	250,098	225,765	10.8	3,907.8	3,527.6	10.8
revenue recognition	TL	19,951	18,032	10.6	311.7	281.8	10.6
adjustment	Total	270,048	243,797	10.8	4,219.5	3,809.3	10.8

Tonnage	LTL	929	906	2.6	14.52	14.15	2.6
	TL	178	175	1.6	2.79	2.74	1.6
	Total	1,108	1,081	2.5	17.31	16.89	2.5

Shipments	LTL	1,599	1,609	(0.6)	24.99	25.15	(0.6)
	TL	25	25	1.8	0.40	0.39	1.8
	Total	1,625	1,634	(0.6)	25.38	25.54	(0.6)

Revenue/cwt.	LTL	13.45	12.47	7.9
	TL	5.60	5.14	8.9
	Total	12.19	11.28	8.1

Revenue/shipment	LTL	156.39	140.28	11.5
	TL	785.98	723.05	8.7
	Total	166.23	149.18	11.4

Pounds/shipment	LTL	1,162	1,125	3.3
	TL	14,047	14,073	(0.2)
	Total	1,364	1,323	3.1